EXHIBIT 99.1

Anaren Reports 4th Quarter and Fiscal 2011 Year-End Results

SYRACUSE, N.Y., Aug. 3, 2011 (GLOBE NEWSWIRE) -- Anaren, Inc. (Nasdaq:ANEN) today reported net sales for the fiscal 2011 fourth quarter ended June 30, 2011 of $47.2 million, up 4.2% from $45.3 million for the fourth quarter of last year.

GAAP (U.S. generally accepted accounting principles) net income for the fourth quarter of fiscal 2011 was $4.2 million, or $0.29 per diluted share, compared to $3.8 million, or $0.26 per diluted share for the fourth quarter of last year. Included in the Company's fourth quarter results were a termination fee of $0.6 million and an expense reimbursement of $0.2 million received due to the terminated AML transaction, and a charge of $1.0 million for severance expense and excess inventory costs related to a reorganization and reduction in workforce at the Company's Salem, New Hampshire facility.

Non-GAAP diluted earnings per share, excluding non-cash equity based compensation and intangible amortization, was $0.34 for the fourth quarter of fiscal 2011 compared to non-GAAP earnings per share of $0.32 for the fourth quarter of fiscal 2010.

GAAP operating income for the fourth quarter of fiscal 2011 was $5.3 million, or 11.2% of net sales, compared to $5.4 million, or 11.8% of net sales for the fourth quarter of last year. GAAP operating income in the current fourth quarter included a charge of $1.0 million for severance and excess inventory costs related to a reorganization and reduction in workforce at the Company's Salem, New Hampshire facility and an expense reimbursement of $0.2 million received due to the terminated AML transaction.

Non-GAAP operating income for the fourth quarter of fiscal 2011, which excludes non-cash equity based compensation and intangible asset amortization was $6.4 million, or 13.7% of net sales, down 4.2% from $6.7 million, or 14.9% of net sales for the fourth quarter of fiscal 2010.

Income taxes for the fourth quarter of fiscal 2011 were $1.7 million, representing an effective tax rate of 28.0% compared to income tax expense of $1.5 million for the fourth quarter of fiscal 2010, representing an effective tax rate of 28.8%. The projected effective tax rate for fiscal 2012, absent one-time events, is expected to be approximately 32.0%.

Lawrence A. Sala, Anaren's Chairman, President and CEO said, "The strong fourth quarter and second half sales performance for the Wireless Group drove record net sales and earnings for the fiscal year. In addition, continuing strong Wireless product orders totaling $21 million during the fourth quarter and robust customer component demand forecasts position the Company well for continued growth in fiscal 2012."

Net sales for the year ended June 30, 2011, were $179.2 million, compared to net sales of $168.8 million for last year. GAAP net income for fiscal 2011 was $16.4 million, or $1.11 per diluted share, compared to $13.7 million, or $0.94 per diluted share for fiscal 2010.

Non-GAAP diluted earnings per share, which excludes non-cash equity based compensation and intangible amortization, was $1.34 for fiscal 2011 compared to non-GAAP diluted earnings per share of $1.16 for fiscal 2010.

During the fourth quarter of fiscal 2011, the Company generated $8.4 million in operating cash flow compared to $9.4 million in the fourth quarter of fiscal 2010. Additionally, during the current quarter the Company repurchased approximately 208,000 shares of its common stock for a total of $3.5 million and expended $1.5 million for capital additions. Cash, cash equivalents and marketable debt securities at June 30, 2011 were $81.1 million, up $7.4 million from $73.7 million at June 30, 2010.

Wireless Group

Wireless Group net sales for the quarter were $19.7 million, up 36% from the fourth quarter of fiscal 2010 levels driven by continuing strong demand for standard component products.

Strong demand for consumer and infrastructure standard components continued throughout the quarter and customer forecasts remain robust. The strong demand is the result of the overall demand for increased wireless capacity and the continuing shift in demand to fourth generation (4G) basestations where our pipeline of new products has significantly increased our dollar content per basestation. The increase in 4G basestation demand is projected to continue throughout calendar years 2011 and 2012.

New product investments for the quarter continued to be focused on the expansion of the Xinger III, consumer component and high power resistor product lines. In addition, development of the low power wireless Anaren Integrated Radio (AIR) module product line continues and drove much of the increased Wireless Group R&D spending in the quarter.

Customers that generated greater than 10% of Wireless Group net sales for the quarter were E.G. Components, Richardson, Huawei and Nokia.

Space & Defense Group

Space & Defense Group net sales for the quarter were $27.4 million, down 10.7% from the fourth quarter of fiscal 2010. Delays in orders, a continuing less favorable sales mix resulting from ongoing new product production start-ups and engineering development programs, as well as severance costs and excess inventory write-downs due to the reduction in workforce at our Salem, New Hampshire facility resulted in lower gross margins for the current quarter compared to the fourth quarter last year.

New orders for the quarter totaled $30.0 million and included contracts for ground based radar, ship borne jamming and numerous satellite applications. Space & Defense Group order backlog at June 30, 2011 was $90.6 million.

Customers that generated greater than 10% of Space & Defense Group net sales for the quarter were Lockheed Martin, Northrop Grumman and Raytheon.

Non-GAAP Financial Measures

In addition to presenting financial results calculated in accordance with GAAP, Anaren's earnings release contains non-GAAP financial measures including: non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share. These non-GAAP measures are each adjusted from GAAP results to exclude certain non-cash items including equity based compensation and intangible asset amortization.

The Company believes these non-GAAP financial measures provide useful information to both management and investors to help understand and compare business trends among reporting periods on a consistent basis. Additionally, these non-GAAP financial measurements are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Outlook

For the first quarter of fiscal 2012, we anticipate sales for the Wireless group to be comparable to fourth quarter levels and sales for the Space & Defense Group to be lower in the first quarter compared to the fourth quarter. As a result, we expect net sales to be in the range of $40 to $46 million.  We expect GAAP net earnings per diluted share to be in the range of $0.22 - $0.27, using an anticipated tax rate of approximately 32.0% and inclusive of approximately $0.05 per share related to expected equity based compensation expense and amortization of intangibles. Non-GAAP net earnings per diluted share are expected to be in the range of $0.27 - $0.32 for the first quarter.

Forward-Looking Statements

The statements contained in this news release which are not historical information are "forward-looking statements."   These, and other forward-looking statements are based on management's current expectations and are subject to business, market and economic risks and uncertainties that could cause actual results to differ materially from those discussed. You are encouraged to review Anaren's filings with the Securities and Exchange Commission to learn more about the various risks and uncertainties facing Anaren's business and their potential impact on Anaren's revenue, earnings and stock price. Unless required by law, Anaren disclaims any obligation to update or revise any forward-looking statement.

Conference Call

Anaren will host a live teleconference, open to the public, on the Anaren Investor Info, Live Webcast Web Site (http://www.anaren.com) on Wednesday, August 3 at 5:00 p.m. EDT. A replay of the conference call will be available at 8:00 p.m. (EDT) beginning August 3, 2011 through midnight August 10, 2011. To listen to the replay, interested parties may dial in the U.S. at 1-855-859-2056 and International at 1-404-537-3406. The access code is 84311183. If you are unable to access the Live Webcast, the dial in number for the U.S. is 1-877-734-4580 and International is 1-678-905-9378.

Company Background

Anaren designs, manufactures and sells complex microwave components and subsystems for the wireless communications, satellite communications and defense electronics markets. For more information on Anaren's products, visit our Web site at www.anaren.com.

The Anaren, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5360

ANAREN, INC.
Condensed Consolidated Income Statement
(in thousands except per share data)
(unaudited)

	Three Months Ended		Year Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Sales	$ 47,172	$ 45,252	$ 179,170	$ 168,789

Cost of sales	29,280	28,769	111,264	106,512
Gross profit	17,892	16,483	67,906	62,277
	37.9%	36.4%	37.9%	36.9%
Operating expenses:
Marketing	2,975	2,664	10,592	9,671
Research and development	4,741	3,642	16,765	14,782
General and administration	4,915	4,823	19,299	19,040
Total operating expenses	12,631	11,129	46,656	43,493

Operating income	5,261	5,354	21,250	18,784
	11.2%	11.8%	11.9%	11.1%
Other income (expense):
Other income	738	80	1,174	368
Interest expense	(105)	(139)	(498)	(590)
Total other income (expense)	633	(59)	676	(222)

Income before income tax expense	5,894	5,295	21,926	18,562
Income taxes	1,650	1,523	5,525	4,850
Net income	$ 4,244	$ 3,772	$ 16,401	$ 13,712
	9.0%	8.3%	9.2%	8.1%

Earnings per share
Basic	$ 0.30	$ 0.27	$ 1.17	$ 0.98
Diluted	$ 0.29	$ 0.26	$ 1.11	$ 0.94

Weighted average common shares outstanding
Basic	14,032	13,791	13,988	14,010
Diluted	14,849	14,364	14,746	14,537

ANAREN, INC.
Condensed Consolidated Balance Sheet
(in thousands)
(unaudited)

	June 30, 2011	June 30, 2010

Assets:
Cash, cash equivalents and short-term investments	$ 67,702	$ 52,855
Receivables, less allowances	30,931	29,124
Inventories	33,733	31,361
Prepaid expenses and other current assets	6,120	4,871
Total current assets	138,486	118,211

Securities available-for-sale	--	1,051
Securities held to maturity	13,441	19,756
Property, plant, and equipment, net	47,627	48,711
Other assets	1,741	1,031
Goodwill	42,389	42,435
Other intangibles, net of accumulated amortization	8,961	10,153
Total assets	$ 252,645	$ 241,348

Liabilities and Stockholders' Equity
Liabilities:
Current installments of long-term debt obligation	$ 10,000	$ 10,000
Accounts payable	9,535	9,271
Accrued expenses	6,340	5,661
Customer advance payments	222	888
Other liabilities	2,290	2,920
Total current liabilities	28,387	28,740

Long-term debt obligation	20,000	30,000
Other non-current liabilities	9,154	9,682
Total liabilities	57,541	68,422

Stockholders' Equity:
Common stock and additional paid-in capital	214,467	206,478
Retained earnings	134,512	118,111
Accumulated other comprehensive loss	(603)	(2,813)
Less: cost of treasury shares	(153,272)	(148,850)
Total stockholders' equity	195,104	172,926

Total liabilities and stockholders' equity	$ 252,645	$ 241,348

ANAREN, INC.
Reconciliation of GAAP and Non-GAAP Gross Profit, Operating Income, and Earnings Per Share
(in thousands except per share data)
(unaudited)

	Three Months Ended		Year Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Sales	$ 47,172	$ 45,252	$ 179,170	$ 168,789

GAAP gross profit	$ 17,892	$ 16,483	$ 67,906	$ 62,277
Equity-based compensation expense (1)	190	221	741	616
Amortization of intangibles (2)	39	39	156	156
Non-GAAP gross profit	$ 18,121	$ 16,743	$ 68,803	$ 63,049
% of sales	38.4%	37.0%	38.4%	37.4%

GAAP operating income	$ 5,261	$ 5,354	$ 21,250	$ 18,784
Equity-based compensation expense (1)	882	1,072	4,097	3,775
Amortization of intangibles (2)	298	298	1,192	1,192
Non-GAAP operating income	$ 6,441	$ 6,724	$ 26,539	$ 23,751
% of sales	13.7%	14.9%	14.8%	14.1%

GAAP net income	$ 4,244	$ 3,772	$ 16,401	$ 13,712
Equity-based compensation expense (1)	882	1,072	4,097	3,775
Amortization of intangibles (2)	298	298	1,192	1,192
Tax effect	(425)	(493)	(1,904)	(1,788)
Non-GAAP net income	$ 4,999	$ 4,649	$ 19,786	$ 16,891
% of sales	10.6%	10.3%	11.0%	10.0%

Diluted earnings per share
GAAP diluted earnings per share	$ 0.29	$ 0.26	$ 1.11	$ 0.94
Equity-based compensation expense (1)	0.06	0.07	0.28	0.26
Amortization of intangibles (2)	0.02	0.02	0.08	0.08
Tax adjustments	(0.03)	(0.03)	(0.13)	(0.12)
Non-GAAP diluted earnings per share	$ 0.34	$ 0.32	$ 1.34	$ 1.16

Weighted average common shares outstanding
Diluted	14,849	14,364	14,746	14,537

1) These costs represent expense recognized in accordance with the share-based compensation accounting rules.

2) These costs represent amortization of intangible assets for the three months and year ended June 30, 2011 and 2010.

The following table details the Non-GAAP, Non-Cash expenses related to equity-based compensation and intangible asset amortization by expense category.

	Three Months Ended June 30, 2011
	(in thousands)
	(unaudited)

	Equity Based	Amortization
	Compensation	of Intangibles	Total
Cost of sales	$ 190	$ 39	$ 229
Marketing	18	--	18
Research and development	124	--	124
General and administrative	550	259	809
	$ 882	$ 298	$ 1,180

	Twelve Months Ended June 30, 2011
	(in thousands)
	(unaudited)

	Equity Based	Amortization
	Compensation	of Intangibles	Total
Cost of sales	$ 741	$ 156	$ 897
Marketing	212	--	212
Research and development	543	--	543
General and administrative	2,601	1,036	3,637
	$ 4,097	$ 1,192	$ 5,289

	Three Months Ended June 30, 2010
	(in thousands)
	(unaudited)

	Equity Based	Amortization
	Compensation	of Intangibles	Total
Cost of sales	$ 221	$ 39	$ 260
Marketing	63	--	63
Research and development	138	--	138
General and administrative	650	259	909
	$ 1,072	$ 298	$ 1,370

	Twelve Months Ended June 30, 2010
	(in thousands)
	(unaudited)

	Equity Based	Amortization
	Compensation	of Intangibles	Total
Cost of sales	$ 616	$ 156	$ 772
Marketing	233	--	233
Research and development	664	--	664
General and administrative	2,262	1,036	3,298
	$ 3,775	$ 1,192	$ 4,967

ANAREN, INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three months ended	Year ended
	June 30, 2011	June 30, 2011
Cash flows from operating activities:
Net income	$ 4,244	$ 16,401

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,191	8,337
Amortization	489	1,935
Deferred income taxes	471	119
Equity-based compensation	882	4,097
Receivables	(2,385)	(1,807)
Inventories	2,541	(2,372)
Accounts payable	18	264
Other assets and liabilities	(64)	(2,043)
Net cash provided by operating activities	8,387	24,931

Cash flows from investing activities:
Capital expenditures	(1,509)	(7,122)
Net (purchases) sales and maturities of marketable debt securities	(2,421)	33
Net cash used in investing activities	(3,930)	(7,089)

Cash flows from financing activities:
Payments on note payable	--	(10,000)
Proceeds from stock options	173	3,728
Excess tax benefit from exercise of stock options	(19)	164
Purchase of treasury stock	(3,528)	(4,422)
Net cash used in financing activities	(3,374)	(10,530)

Effect of exchange rates on cash	150	555

Net increase in cash and cash equivalents	$ 1,233	$ 7,867

Cash and cash equivalents at beginning of period	$ 57,155	$ 50,521

Cash and cash equivalents at end of period	$ 58,388	$ 58,388
CONTACT: George Blanton, CFO
         315-362-0436
         Joseph E. Porcello, VP-Accounting
         315-362-0514